ARRAKIS, INC.
3040 S. Vallejo St.
Englewood, CO 80110

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and incorporation by reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-3 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our reports relating to chain of custody surface and bulk sample metallurgical analyses on the Searchlight Gold Project and Clarkdale Slag Project (the “Reports”) which appears in the Annual Report on Form 10-K/A for the year ended December 31, 2008 of Searchlight Minerals Corp.  We concur with the discussion and summary of our Reports as they appear in such Annual Report and consent to our being named as an expert in the Registration Statement.

ARRAKIS, INC.

By:	/s/ James R. Murray
James R. Murray
President

Dated: December 4, 2009